EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Chicken Soup for the Soul Entertainment, Inc. on Form S-3 (No. 333-267356) of our report dated May 21, 2021, relating to the consolidated financial statements of Sonar Entertainment, Inc. (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern) appearing in the Current Report on Form 8-K/A of Chicken Soup for the Soul Entertainment, Inc. dated May 21, 2021, filed with the Securities and Exchange Commission.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

October 4, 2022